Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

NGL ENERGY PARTNERS LP AND NGL SUPPLY, INC.

Reports of Independent Registered Public Accounting Firms	F-2

Consolidated Balance Sheets as of March 31, 2012 and 2011	F-5

Consolidated Statements of Operations for the year ended March 31, 2012, the six months ended March 31, 2011, the six months ended September 30, 2010 and the year ended March 31, 2010	F-6

Consolidated Statements of Comprehensive Income (Loss) for the year ended March 31, 2012, the six months ended March 31, 2011, the six months ended September 30, 2010 and the year ended March 31, 2010	F-7

Consolidated Statements of Changes in Equity for the year ended March 31, 2012, the six months ended March 31, 2011, the six months ended September 30, 2010 and the year ended March 31, 2010	F-8

Consolidated Statements of Cash Flows for the year ended March 31, 2012, the six months ended March 31, 2011, the six months ended September 30, 2010 and the year ended March 31, 2010	F-9

Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

Partners
NGL Energy Partners LP

We have audited the accompanying consolidated balance sheets of NGL Energy Partners LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of March 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the year ended March 31, 2012 and the six month period ended March 31, 2011.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NGL Energy Partners LP and subsidiaries as of March 31, 2012 and 2011, and the results of their operations and their cash flows for the year ended March 31, 2012 and the six month period ended March 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
June 14, 2012

Report of Independent Registered Public Accounting Firm

Partners
NGL Energy Partners LP

We have audited the accompanying consolidated statements of operations, comprehensive income, changes in equity and cash flows for the six month period ended September 30, 2010 of NGL Supply, Inc. (an Oklahoma corporation) and subsidiaries.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of NGL Supply, Inc. and subsidiaries for the six month period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
June 29, 2011

Report of Independent Registered Public Accounting Firm

Board of Directors and Unit Holders

NGL Energy Partners LP

Tulsa, Oklahoma

We have audited the accompanying consolidated statements of operations, comprehensive income, changes in equity, and cash flows of NGL Supply, Inc. and Subsidiaries for the year ended March 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of NGL Supply, Inc. and Subsidiaries for the year ended March 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
February 11, 2011

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2012 and 2011

(U.S. Dollars in Thousands, except unit amounts)

	March 31,	March 31,
	2012	2011
		(Note 5)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,832	$16,337
Accounts receivable, net of allowance for doubtful accounts of $818 and $161, respectively	84,004	44,346
Accounts receivable - affiliates	2,282	—
Inventories	94,504	12,697
Product exchanges	131	427
Prepaid expenses and other current assets	9,871	3,683
Total current assets	198,624	77,490

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $12,843 and $2,871, respectively	255,403	66,020
GOODWILL	148,785	8,568
INTANGIBLE ASSETS, net of accumulated amortization of $8,174 and $1,558, respectively	143,559	11,755
OTHER	2,766	—
Total assets	$749,137	$163,833

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$81,369	$37,244
Accrued expenses and other payables	10,023	3,711
Product exchanges	4,764	1,045
Advance payments received from customers	20,293	7,714
Accounts payable-affiliates	8,486	—
Current maturities of long-term debt	19,484	830
Total current liabilities	144,419	50,544

LONG-TERM DEBT, net of current maturities	199,177	65,541
OTHER NON-CURRENT LIABILITIES	212	395

COMMITMENTS AND CONTINGENCIES

PARTNERS’ EQUITY, per accompanying statements:
General partner, representing a 0.1% interest, 29,245 and 10,945 notional units at March 31, 2012 and 2011, respectively	442	72
Limited partners, representing a 99.9% interest -
Common units, 23,296,253 and 10,933,568 units issued and outstanding at March 31, 2012 and 2011, respectively	384,604	47,225
Subordinated units, 5,919,346 units issued and outstanding at March 31, 2012	19,824	—
Accumulated other comprehensive income -
Foreign currency translation	31	56
Noncontrolling interest	428	—
Total partners’ equity	405,329	47,353
Total liabilities and partners’ equity	$749,137	$163,833

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Consolidated Statements of Operations

For the Year Ended March 31, 2012, the Six Months Ended March 31, 2011

and September 30, 2010, and the Year Ended March 31, 2010

(U.S. Dollars in Thousands, except unit, per unit, share, and per share amounts)

	NGL Energy Partners LP		NGL Supply, Inc.
		Six Months	Six Months
	Year Ended	Ended	Ended	Year Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010
REVENUES:
Retail propane operations	$199,334	$72,813	$6,868	$26,967
Wholesale supply and marketing	1,104,706	546,782	309,029	704,436
Midstream	6,433	2,637	1,046	4,103
Total Revenues	1,310,473	622,232	316,943	735,506

COST OF SALES:
Retail propane operations	130,142	46,985	4,749	15,603
Wholesale supply and marketing	1,086,544	535,755	305,965	692,145
Midstream	337	292	194	467
Total Cost of Sales	1,217,023	583,032	310,908	708,215
Gross Margin	93,450	39,200	6,035	27,291

OPERATING COSTS AND EXPENSES:
Operating	47,300	15,898	5,231	11,523
General and administrative	16,009	5,024	3,210	6,326
Depreciation and amortization	15,111	3,441	1,389	2,781
Operating Income (Loss)	15,030	14,837	(3,795)	6,661

OTHER INCOME (EXPENSE):
Interest income	765	221	66	120
Interest expense	(7,620)	(2,482)	(372)	(668)
Other, net	290	103	124	(5)
Income (Loss) Before Income Taxes	8,465	12,679	(3,977)	6,108

INCOME TAX PROVISION (BENEFIT)	601	—	(1,417)	2,478

Net Income (Loss)	7,864	12,679	(2,560)	3,630

INCOME ALLOCABLE TO GENERAL PARTNER	(8)	(13)	—	—

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	12	—	45	6

NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS OR PARENT EQUITY	$7,868	$12,666	$(2,515)	$3,636

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT:
Common units	$0.32	$1.16
Subordinated units	$0.58	$—
BASIC AND DILUTED WEIGHTED AVERAGE UNITS OUTSTANDING:
Common units	15,169,983	10,933,568
Subordinated units	5,175,384	—

BASIC NET INCOME (LOSS) PER COMMON SHARE			$(128.46)	$178.75

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING			19,711	19,603

DILUTED NET INCOME (LOSS) PER COMMON SHARE			$(128.46)	$176.61

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING			19,711	19,840

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Consolidated Statements of Comprehensive Income (Loss)

For the Year Ended March 31, 2012, the Six Months Ended March 31, 2011

and September 30, 2010, and the Year Ended March 31, 2010

(U.S. Dollars in Thousands)

	NGL Energy Partners LP		NGL Supply, Inc.
		Six Months	Six Months
	Year Ended	Ended	Ended	Year Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010

Net income (loss)	$7,864	$12,679	$(2,560)	$3,630
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustment	(25)	56	(15)	214

Comprehensive income (loss)	$7,839	$12,735	$(2,575)	$3,844

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Consolidated Statements of Changes in Equity

For the Year Ended March 31, 2012, the Six Months Ended March 31, 2011

and September 30, 2010, and the Year Ended March 31, 2010

(U.S. Dollars in Thousands, except unit and share amounts)

					Accumulated	Receivable
			Additional		Other	From Exercise
	Class A Common Stock		Paid-in	Retained	Comprehensive	of Stock	Noncontrolling	Total
	Shares	Amount	Capital	Earnings	Income (Loss)	Options	Interest	Equity

NGL SUPPLY, INC.
BALANCES, MARCH 31, 2009	19,603	$196	$36,039	$6,355	$(66)	$—	$167	$42,691
Net income (loss)	—	—	—	3,636	—	—	(6)	3,630
Foreign currency translation adjustment	—	—	—	—	150	—	64	214
Preferred stock dividends	—	—	—	(132)	—	—	—	(132)
BALANCES, MARCH 31, 2010	19,603	196	36,039	9,859	84	—	225	46,403
Exercise of stock options	650	7	1,423	—	—	(1,430)	—	—
Net loss	—	—	—	(2,515)	—	—	(45)	(2,560)
Foreign currency translation adjustment	—	—	—	—	(15)	—	—	(15)
Dividends -
Preferred	—	—	—	(17)	—	—	—	(17)
Common	—	—	—	(7,000)	—	—	—	(7,000)
BALANCES, SEPTEMBER 30, 2010	20,253	$203	$37,462	$327	$69	$(1,430)	$180	$36,811

						Accumulated
		Limited Partners				Other
	General	Common		Subordinated		Comprehensive	Noncontrolling	Total
	Partner	Units	Amount	Units	Amount	Income	Interest	Equity
NGL ENERGY PARTNERS LP
Six Months Ended March 31, 2011:
Combination transaction with NGL Supply (Notes 1 & 2)	$—	4,735,328	$1,252	—	$—	$—	$—	$1,252
Acquisition of HOH & Gifford (Notes 1 & 5)	—	4,154,757	22,326	—	—	—	—	22,326
Sale of units at formation	—	2,043,483	10,981	—	—	—	—	10,981
General partner contribution	59	—	—	—	—	—	—	59
Net income	13	—	12,666	—	—	—	—	12,679
Foreign currency translation adjustment	—	—	—	—	—	56	—	56
BALANCES, MARCH 31, 2011	72	10,933,568	47,225	—	—	56	—	47,353
Distribution to partners prior to initial public offering	(4)	—	(3,846)	—	—	—	—	(3,850)
Conversion of common units to subordinated units	—	(5,919,346)	(23,485)	5,919,346	23,485	—	—	—
Sale of units in public offering, net	—	4,025,000	75,289	—	—	—	—	75,289
Repurchase of common units	—	(175,000)	(3,418)	—	—	—	—	(3,418)
Units issued in business combinations, net of issuance costs	—	14,432,031	296,500	—	—	—	—	296,500
General partner contributions	386	—	—	—	—	—	—	386
Contributions from noncontrolling interest owners	—	—	—	—	—	—	440	440
Net income (loss)	8	—	6,472	—	1,396	—	(12)	7,864
Distribution to partners subsequent to initial public offering	(20)	—	(10,133)	—	(5,057)	—	—	(15,210)
Foreign currency translation adjustment	—	—	—	—	—	(25)	—	(25)
BALANCES, MARCH 31, 2012	$442	23,296,253	$384,604	5,919,346	$19,824	$31	$428	$405,329

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Consolidated Statements of Cash Flows

For the Year Ended March 31, 2012, the Six Months Ended March 31, 2011

and September 30, 2010, and the Year Ended March 31, 2010

(U.S. Dollars in Thousands)

	NGL Energy Partners LP		NGL Supply, Inc.
	Year	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010
OPERATING ACTIVITIES:
Net income (loss)	$7,864	$12,679	$(2,560)	$3,630
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, including debt issuance cost amortization	17,188	4,406	1,825	3,839
(Gain) loss on sale of assets	(71)	16	(124)	11
Provision for doubtful accounts	1,049	269	3	82
Deferred income tax provision (benefit)	324	—	(1,417)	2,190
Gain on commodity derivative financial instruments	(5,974)	(1,468)	(226)	(1,253)
Other	79	3	8	372
Changes in operating assets and liabilities, net of acquisitions -
Accounts receivable	(20,179)	(813)	203	(10,613)
Inventories	30,268	60,413	(59,598)	8,040
Product exchanges, net	4,775	(16,329)	18,688	(824)
Other current assets	9,569	3,697	(1,023)	150
Trade accounts payable	35,747	2,835	(3,741)	4,347
Accrued expenses and other payables	366	(1,209)	(2,699)	444
Accounts receivable/payable-affiliates, net	4,742	—	—	—
Advance payments received from customers	4,582	(30,490)	19,912	(2,935)
Net cash provided by (used in) operating activities	90,329	34,009	(30,749)	7,480

INVESTING ACTIVITIES:
Purchases of long-lived assets	(7,544)	(1,440)	(280)	(582)
Acquisitions of businesses, including acquired working capital	(297,401)	(17,400)	(123)	(3,113)
Net cash flows on non-hedge commodity derivative financial instruments	6,464	111	426	690
Proceeds from sales of assets	1,238	291	185	172
Other	346	—	125	—
Net cash provided by (used in) investing activities	(296,897)	(18,438)	333	(2,833)

FINANCING ACTIVITIES:
Proceeds from borrowings under revolving line of credit	478,900	149,500	34,490	80,100
Payments on revolving line of credit	(329,900)	(112,381)	(13,590)	(80,100)
Payments on other long-term debt	(1,278)	(5,902)	(722)	(702)
Debt issuance costs	(2,380)	(4,928)	—	—
Contributions	440	11,040	—	—
Collection of NGL Supply stock option receivables	—	1,430	—	—
Deferred offering costs	—	(1,929)	—	—
Distributions to shareholders of NGL Supply	—	(40,000)	—	—
Common stock dividends	—	—	(7,000)	—
Preferred stock dividends	—	—	(17)	(132)
Redemption of preferred stock	—	—	(3,000)	—
Proceeds from sale of common units, net of offering costs	74,759	—	—	—
Repurchase of common units	(3,418)	—	—	—
Distributions to partners	(19,060)	—	—	—
Net cash provided by (used in) financing activities	198,063	(3,170)	10,161	(834)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	(47)	—	(542)
Net increase (decrease) in cash and cash equivalents	(8,505)	12,354	(20,255)	3,271
Cash and cash equivalents, beginning of period	16,337	3,983	24,238	20,967
Cash and cash equivalents, end of period	$7,832	$16,337	$3,983	$24,238

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Note 1 - Nature of Operations and Organization

NGL Energy Partners LP (“we” or the “Partnership”) is a Delaware limited partnership formed in September 2010 to own and, through our subsidiaries, operate the propane and other natural gas liquids businesses that historically were owned and operated by NGL Supply, Inc. (“NGL Supply”), Hicks Oils and Hicksgas, Incorporated (“HOH”), and Hicksgas Gifford, Inc. (“Gifford”).  We refer to HOH and Gifford collectively as “Hicksgas.”  We had no operations prior to September 30, 2010.

In October 2010, the following transactions, which we refer to as the formation transactions, occurred:

•                  HOH formed a wholly owned subsidiary, Hicksgas LLC, and contributed to it all of HOH’s propane and propane-related assets.  The shareholders of Gifford contributed all of their shares of stock in Gifford to a newly formed holding company, Gifford Holdings, Inc.

•                  Our general partner made a cash capital contribution of approximately $58,800 to us in exchange for the continuation of its 0.1% general partner interest in us and incentive distribution rights and the IEP Parties (owner of a 32.53% interest in our general partner) made a cash capital contribution to us in the aggregate amount of approximately $11.0 million in exchange for an aggregate 18.67% limited partner interest in us.

•                  NGL Supply and Gifford each converted into a limited liability company and the members of NGL Supply, Hicksgas, LLC and Gifford contributed 100% of their respective membership interests in those entities to us as capital contributions in exchange for (i) in the case of NGL Supply, a 43.27% limited partner interest in us, a cash distribution of approximately $40.0 million and our agreement to pay or cause to be paid approximately $27.9 million of existing indebtedness of NGL Supply, (ii) in the case of Hicksgas, LLC, a 37.96% limited partner interest in us, a cash distribution of approximately $1.6 million and our agreement to pay or cause to be paid approximately $6.5 million of existing indebtedness of HOH and (iii) in the case of Gifford, a cash payment of approximately $15.5 million.

•                  We made a capital contribution of 100% of the membership interests of each of NGL Supply, Hicksgas, LLC and Gifford to our wholly owned operating subsidiary, Silverthorne Operating LLC.  Gifford was merged into Hicksgas, LLC.

NGL Supply was organized on July 1, 1985 as a successor to a company founded in 1967, and is a diversified, vertically integrated provider of propane services including retail propane distribution; wholesale supply and marketing of propane and other natural gas liquids; and midstream operations which consist of propane terminal operations and services.

The transaction described above was accounted for as a business combination with NGL Supply designated as the acquirer and Hicksgas, LLC and Gifford were determined to be acquirees.  Accordingly, NGL Supply was accounted for on the basis of historical cost, and our assets and liabilities were recorded at the net book values of NGL Supply.  The assets and liabilities of Hicksgas, LLC and Gifford were recorded at estimated fair values on the transaction date.

NGL Supply began its retail propane operations during its fiscal year ended March 31, 2008 through the acquisition of retail operations in Kansas and Georgia, and expanded its retail operations through additional acquisitions during fiscal 2008 through 2010.  As discussed above and in Note 5, we acquired Hicksgas LLC and Gifford in connection with our formation transactions.  Hicksgas LLC and Gifford are both in the retail propane business with operations in Indiana and Illinois.

Subsequent to our initial public offering, we significantly expanded our retail propane operations through several business combination transactions, as described in Note 5. Our retail propane operations sell propane, distillates, and propane-related products and services to residential, commercial, and agricultural customers in Colorado, Connecticut, Delaware, Georgia, Illinois, Indiana, Kansas, Maine, Maryland, Massachusetts, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, Tennessee Utah, Vermont, and Washington.

Our wholesale supply and marketing operations provide propane and other natural gas liquids supply to customers at open-access terminals throughout the common carrier pipeline systems in the Mid-Continent, Gulf Coast and Northeast regions of the United States.  Our wholesale supply and marketing services include shipping and maintaining storage on these pipeline systems and

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

supplying customers through terminals, refineries, third-party tank cars and truck terminals.  Through our wholesale supply and marketing operations, we supply propane and other natural gas liquids to various refineries, multistate marketers ranging in size from national and regional distribution companies to medium and small independent propane companies located throughout the country.  As described in Note 5, on November 1, 2011, we completed a business combination in which we acquired substantially all of the wholesale and midstream operations of SemStream, L.P. (“SemStream”), which significantly expanded our wholesale and midstream opertations.

In our midstream segment, we provide natural gas liquids terminal services to customers through our 16 proprietary propane terminals located in Arizona, Arkansas, Illinois, Indiana, Maine, Minnesota, Missouri, Montana, Washington, Wisconsin, and St. Catharines, Ontario.  Three of these terminals were historically owned by NGL Supply, 12 were acquired in the combination with SemStream, and one was acquired in a retail propane combination in February 2012.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We were formed on September 8, 2010 with a capitalization of $1,000 by our general partner and had no operations or additional capitalizations through September 30, 2010.  Accordingly, we are presenting our financial statements beginning with and for the six months ended March 31, 2011.  As discussed above, NGL Supply was deemed to be the acquiring entity in our combination.  Therefore, our financial statements for all periods presented herein prior to September 30, 2010, represent the historical financial statements of NGL Supply.  The assets acquired and liabilities assumed from NGL Supply were recorded at their historical net book values.

The accompanying consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

As discussed above, NGL Supply was deemed to be the acquiring entity in our combination.  Therefore, our financial statements for all periods presented herein prior to September 30, 2010 represent the historical financial statements of NGL Supply.  The assets acquired and liabilities assumed from NGL Supply were recorded at their historical net book values.

We have made certain reclassifications to the prior period financial statements to conform with classification methods used in fiscal 2012.  Such reclassifications had no impact on previously-reported income.

Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, expenses and costs.  These estimates are based on our knowledge of current events, historical experience, and various other assumptions that we believe to be reasonable under the circumstances.

Critical estimates we make in the preparation of our consolidated financial statements include determining the fair value of acquired assets and liabilities; the collectability of accounts receivable; the recoverability of inventories; the realization of deferred tax assets; useful lives and recoverability of property, plant and equipment and amortized intangible assets; the impairment of goodwill; the fair value of derivative financial investments and product exchanges; and accruals for various commitments and contingencies, among others.  Although we believe these estimates are reasonable, actual results could differ from those estimates.

Fair Value Measurements

We apply fair value measurements to certain assets and liabilities, principally our commodity derivative instruments, interest rate swap agreements, product exchange assets and liabilities, and assets and liabilities acquired in business combinations.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.  Fair value should be based upon assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and risks inherent in valuation techniques and inputs to valuations.  This includes not only the credit standing of counterparties and credit enhancements but also the impact of our own

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

nonperformance risk on our liabilities.  Fair value measurements assume that the transaction occurs in the principal market for the asset or liability or in the absence of a principal market, the most advantageous market for the asset or liability (the market for which the reporting entity would be able to maximize the amount received or minimize the amount paid).  We evaluate the need for credit adjustments to our derivative instrument fair values in accordance with the requirements noted above.  Such adjustments were not material to the fair values of our derivative instruments.

We use the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•                  Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that we have the ability to access at the measurement date.  We did not have any fair value measurements categorized as Level 1 at March 31, 2012 or 2011.

•                  Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means.  Instruments categorized in Level 2 include non-exchange traded derivatives such as over-the-counter commodity price swap and option contracts and interest rate protection agreements.  All of our fair value measurements related to our derivative financial instruments and product exchanges were categorized as Level 2 at March 31, 2012 and 2011.  We determine the fair value of all our derivative financial instruments utilizing pricing models for significantly similar instruments.  Inputs to the pricing model include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

•                  Level 3 — Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.  We did not have any fair value measurements categorized as Level 3 at March 31, 2012 or 2011.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3).  In some cases, the inputs to measure fair value might fall into different levels of the fair value hierarchy.  The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy.  Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability.

Derivative Financial Instruments

We account for derivative financial instruments in accordance with guidance provided by the Accounting Standards Codification (the “Codification”) which requires that all derivative financial instruments be recognized as either assets or liabilities and measured at fair value.  The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting.

We record our derivative financial instrument contracts at fair value in the consolidated balance sheets, with changes in the fair value of our commodity derivative instruments included in the consolidated statements of operations in cost of sales of our wholesale supply and marketing segment.  Changes in the value of our interest rate swap agreements are recorded in our consolidated statement of operations in interest expense.  Contracts that qualify for the normal purchase or sale exemption are not accounted for as derivatives at market value and, accordingly, are recorded when the transaction occurs.

We have not designated any financial instruments as hedges for accounting purposes.  All mark-to-market gains and losses on commodity derivative instruments that do not qualify as normal purchases or sales, whether realized or unrealized, are shown net in the consolidated statement of operations, regardless of whether the contract is physically or financially settled.

We utilize various commodity derivative financial instrument contracts in our wholesale supply and marketing operations to help reduce our exposure to variability in future commodity prices.  We do not enter such contracts for trading purposes.  Changes in assets and liabilities from commodity derivative financial instruments result primarily from changes in market prices, newly originated

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

transactions and the timing of the settlement.  We attempt to balance our contractual portfolio in terms of notional amounts, timing of performance and delivery obligations.  However, net unbalanced positions can exist or are established based on our assessment of anticipated market movements.  Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk.  Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions.  Credit risk is the risk of loss from non-performance by suppliers, customers, or financial counterparties to a contract.  We take an active role in managing and controlling market and credit risk and have established control procedures that we review on an ongoing basis.  We monitor market risk through a variety of techniques and attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures.

Segments

We operate in three reportable segments, retail propane; wholesale supply and marketing; and midstream, which consists of our terminal and rail car operations.  The majority of our operations are located in the United States.  See Note 15 for the disclosures related to our reportable operating segments.

Revenue Recognition

Our revenue is primarily generated by the sale of propane and other natural gas liquids and propane-related parts and fittings in the United States and by services and rentals provided by our retail propane, wholesale supply and marketing, and terminal operations in the United States and Canada.

We accrue our revenues from propane and other natural gas liquids sales and propane-related sales at the time title to the product transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser or installation of the appliance.  We record our terminalling, storage and propane service revenues at the time the service is performed and tank and other rentals over the term of the lease.  We record product purchases at the time title to the product transfers to us, which typically occurs upon receipt of the product.  We present revenue-related taxes collected from customers and remitted to taxing authorities, principally sales and use taxes, on a net basis.

We consider two or more legally separate exchange transactions with the same counterparty, including buy/sell transactions, as a single arrangement on a combined basis.  Our buy/sell transactions are netted against each other in the consolidated statements of operations.

Cost of Sales

We include in “Cost of Sales” all costs we incur to acquire propane and other natural gas liquids, including the costs of purchasing, terminalling, and transporting inventory prior to delivery to our retail or wholesale customers, as well as any costs related to the sale of propane appliances and equipment.  Cost of sales does not include any depreciation of our property, plant and equipment.  Amortization of certain supply and storage agreement intangible assets is included in cost of sales of our wholesale supply and marketing segment and totaled $800,000, $400,000, $400,000, and $800,000 for the year ended March 31, 2012, the six months ended March 31, 2011, the six months ended September 30, 2010, and the year ended March 31, 2010, respectively.  Depreciation is separately classified in our consolidated statements of operations.  We also include in cost of sales for our midstream segment the costs paid to the third parties who operate our terminal facilities under operating and maintenance agreements.

Operating Expenses

We include in “Operating Expenses” costs of personnel, vehicles, delivery, handling, plants, district offices, selling, marketing, credit and collections and other functions related to the wholesale and retail distribution of propane and related equipment and supplies and the direct operating expenses of our terminal and storage locations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

General and Administrative Expenses

We include in “General and Administrative Expenses” those costs and expenses of personnel, executives, corporate office locations and other functions related to centralized corporate and overhead activities, including incentive compensation expenses of our corporate personnel.

Advertising Costs

We expense advertising costs as incurred,  We recorded advertising expense of $763,000 for the year ended March 31, 2012, $338,000 for the six months ended March 31, 2011, $83,000 for the six months ended September 30, 2010, and $218,000 for the year ended March 31, 2010.

Depreciation and Amortization

Depreciation and amortization in the consolidated statements of operations includes all depreciation of our property, plant and equipment, and amortization of intangible assets other than supply and storage agreements and debt issuance costs.

Interest Income

Interest income consists primarily of fees charged to retail customers for late payment on accounts receivable.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand and time deposits, and funds invested in highly liquid instruments with maturities of three months or less at the date of purchase.  At times, certain account balances may exceed federally insured limits.  At March 31, 2012, we had cash in excess of federally insured limits of approximately $3.2 million.

Supplemental cash flow information is as follows during the indicated periods:

	NGL Energy Partners LP		NGL Supply
	Year	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010
	(in thousands)
NON-CASH FINANCING ACTIVITIES:
Common units issued in Hicksgas acquisition	$—	$22,326	$—	$—
Common units issued in Osterman acquisition	$81,880	$—	$—	$—
Common units issued in SemStream acquisition	$184,775	$—	$—	$—
Common units issued in Pacer acquisition	$30,375	$—	$—	$—
Non-compete, customer list and contingent consideration liabilities related to acquisitions	$4,190	$—	$—	$450
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$4,966	$2,063	$335	$387
Income taxes paid	$430	$—	$220	$472

Accounts Receivable and Concentration of Credit Risk

We operate in both the retail and wholesale propane supply segments in the United States and Canada.  We grant unsecured credit to customers under normal industry standards and terms, and have established policies and procedures that allow for an evaluation of each customer’s creditworthiness as well as general economic conditions.  The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts, which assessment considers the overall creditworthiness of customers and any specific disputes.  The balance is considered past due or delinquent based on contractual terms.  Consequently, an adverse

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

change in those factors could affect our estimate of bad debts.  We write off accounts receivable against the allowance for doubtful accounts when the receivables become uncollectible.

We execute netting agreements with certain wholesale supply customers to mitigate our credit risk.  Realized gains and losses reflected in our receivables and payables are reflected at a net balance to the extent a netting agreement is in place and we intend to settle on a net basis.

Our accounts receivable consist of the following as of the indicated dates:

	March 31, 2012		March 31, 2011
	Gross	Allowance for	Gross	Allowance for
Segment	Receivable	Doubtful Accounts	Receivable	Doubtful Accounts
	(in thousands)
Accounts Receivable - Trade:
Retail Propane	$32,182	$705	$10,466	$161
Wholesale Supply and Marketing	52,599	113	33,998	—
Midstream	41	—	43	—
	$84,822	$818	$44,507	$161

Changes in the allowance for doubtful accounts are as follows during the periods indicated:

	NGL Energy Partners LP		NGL Supply
	Year	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010
	(in thousands)
Allowance for doubtful accounts, beginning of period	$161	$—	$235	$403
Bad debt provision	1,049	269	3	82
Write off of uncollectible accounts	(392)	(108)	(64)	(250)
Allowance for doubtful accounts, end of period	$818	$161	$174	$235

For the year ended March 31, 2012, no single customer accounted for more than 10% of our consolidated total revenues.  For the six months ended March 31, 2011, we had one customer of our wholesale supply and marketing segment who represented 10.12% of total consolidated revenues.  In the six months ended September 30, 2010, two customers of our wholesale supply and marketing segment accounted for 28% of total consolidated revenues.  For the year ended March 31, 2010, no single customer accounted for more than 10% of our consolidated revenues.  As of March 31, 2012, one customer of our wholesale supply and marketing segment represented approximately 21% of the total accounts receivable balance.  As of March 31, 2011, one customer of our wholesale supply and marketing segment represented approximately 20% of the total consolidated accounts receivable balance.

Five of our suppliers accounted for approximately 57% of our cost of sales for the year ended March 31, 2012. Three of our suppliers accounted for approximately 51% and 81% of our cost of sales during the six months ended March 31, 2011 and September 30, 2010, respectively, and 49% of our cost of sales during the year ended March 31, 2010.  We believe that our arrangements with these suppliers enable us to purchase most of our requirements at market prices and ensure adequate supply.

Inventories

Our inventories consist of propane, normal butane, natural gasoline, isobutane, transmix, distillates, appliances and parts and supplies.  We value our propane inventory at the lower of cost or market, with cost of the propane inventory determined using the weighted average cost and the first in, first out (FIFO) methods, including the cost of transportation to storage facilities.  We continually monitor inventory values for potential lower of cost or market adjustments and will record such adjustments at fiscal year end and on an interim basis if we believe the decline in market value will not be recovered by year end.  In performing this analysis, we take into consideration fixed-price forward sale commitments and the

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

opportunity to transfer inventory from our wholesale business to our retail business for sale in the retail markets.  We recorded a lower of cost or market writedown of our wholesale supply and marketing segment inventory of approximately $321,000 during our year ended March 31, 2010.  No such writedowns were required during the other periods presented.  We included the lower of cost or market writedown in cost of sales of our wholesale supply and marketing segment in the consolidated statements of operations.  We value our appliance, parts, supplies and other inventories on a FIFO basis.

Our inventories as of March 31, 2012 and 2011 consisted of the following:

	2012	2011
	(in thousands)
Propane and other natural gas liquids	$89,224	$9,529
Appliances, parts, supplies and other	5,280	3,168
Total	$94,504	$12,697

Property, Plant and Equipment, Depreciation and Impairments

We record our property, plant and equipment at cost, less accumulated depreciation.  Acquisitions and improvements are capitalized, and maintenance and repairs are expensed as incurred.  As we dispose of assets, we remove the cost and related accumulated depreciation from the accounts and any resulting gain or loss is included in other income.  We compute depreciation expense primarily using the straight-line method over the estimated useful lives of the assets (see Note 6).

We evaluate the carrying value of our long-lived assets for potential impairment when events and circumstances warrant such a review.  A long-lived asset is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset is less than its carrying value.  In that event, we would recognize a loss equal to the amount by which the carrying value exceeds the fair value of the asset.  No impairments of long-lived assets were recorded for the year ended March 31, 2012, the six months ended March 31, 2011, the six months ended September 30, 2010, or the year ended March 31, 2010.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets of acquired businesses.  Business combinations are accounted for using the “acquisition method” (see Note 5).  We expect that substantially all of our recorded goodwill at March 31, 2012 is deductible for income tax purposes.  See Note 7 for additional information.

Intangible Assets

Our identifiable intangible assets consist of debt issuance costs and significant contracts and arrangements acquired in business combinations, including supply, terminal and storage agreements, customer accounts,  covenants not to compete, and trade names.  We capitalize acquired intangible assets if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of our intent to do so.  In addition, we capitalize certain debt issuance costs incurred in our long-term debt arrangements.

We amortize our intangible assets other than debt issuance costs on a straight-line basis over the assets’ useful lives (see Note 8).  We amortize debt issuance costs over the terms of the related debt on a method that approximates the effective interest method.

Impairment of Goodwill and Intangible Assets

Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are evaluated for impairment at least annually.  Intangible assets with estimable useful lives are amortized over their respective useful lives to their estimated residual values, and reviewed for impairment annually or when events and circumstances warrant such a review.

We evaluate goodwill and indefinite-lived intangible assets for impairment annually or when events or circumstances occur indicating that the assets might be impaired.  We perform this annual evaluation as of January 1 of each year.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

To perform this assessment, we consider qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit exceeds its carrying amount.  If we conclude that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, we perform the following two-step goodwill impairment test:

•                  In step 1 of the goodwill impairment test, we compare the fair value of the reporting unit with its carrying amount, including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired.  If the carrying amount of a reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

•                  In step 2 of the goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Estimates and assumptions used to perform the impairment evaluation are inherently uncertain and can significantly affect the outcome of the analysis.  The estimates and assumptions we used in the annual assessment for impairment of goodwill included market participant considerations and future forecasted operating results.  Changes in operating results and other assumptions could materially affect these estimates.  Based on the results of these evaluations, we did not record any goodwill impairments during the year ended March 31, 2012, the six months ended March 31, 2011, the six months ended September 30, 2010, or the year ended March 31, 2010.

Product Exchanges

Quantities of products receivable or returnable under exchange agreements are presented as product exchange assets or liabilities in the consolidated balance sheets.  We value product exchanges at period-end market value using a Level 2 measurement.

Asset Retirement Obligations

We record the fair value of an asset retirement obligation as a liability in the period a legal obligation for the retirement of tangible long-lived assets is incurred, typically at the time the assets are placed into service.  A corresponding asset is also recorded and depreciated over the life of the asset.  After the initial measurement, we also recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

We have determined that we are obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain assets.  Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates.  However, we do not believe the present value of such asset retirement obligations, under current laws and regulations, after taking into consideration the estimated lives of our facilities, is material to our financial position or results of operations.

Income Taxes

We qualify as a partnership for income taxes.  As such, we generally do not pay U.S. Federal income tax.  Rather, each owner reports their share of our income or loss on their individual tax returns.  The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined as we do not have access to information regarding each partner’s basis in the Partnership.

As a publicly-traded partnership, we are allowed to have non-qualifying income up to 10% of our gross income and not be subject to taxation as a corporation.  We have a taxable corporate subsidiary which holds certain assets and operations that represent “non-qualifying income” for a partnership.  As a result, our taxable subsidiary is subject to income taxes related to the taxable income generated by its operations.  During the year ended March 31, 2012, we have recorded an income tax provision of $601,000 for this entity.

NGL Supply was a taxable entity prior to its combination with us.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  We classify deferred tax liabilities and assets into current and non-current amounts based on the classification of the related assets and liabilities.  Certain judgments are made relating to recoverability of deferred tax assets, the level of expected future taxable income and available tax planning strategies.

See Note 10 for additional information related to income taxes.

Advance Payments Received from Customers

We record customer advances on product purchases as a liability on the consolidated balance sheets.

Noncontrolling interest

We own a 60% membership interest in, and consolidate, Atlantic Propane LLC, which is a subsidiary that was formed to conduct retail propane operations.  The noncontrolling interest shown on our consolidated balance sheet at March 31, 2012 reflects the 40% membership interest in Atlantic Propane LLC that is owned by an unrelated party.

The net loss attributable to noncontrolling interest shown in the consolidated statement of operations of NGL Supply for the six months ended September 30, 2010 and the year ended March 31, 2010 reflect the interests in Gateway that were owned by unrelated parties at the time.  We currently own 100% of Gateway.

Note 3 - Recent Accounting Standards

In September 2011, the FASB issued guidance on testing goodwill for impairment.  The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than the carrying amount, as a basis for determining whether it is necessary to perform the two-step goodwill impairment test that would otherwise be required by GAAP.  Previous standards required an entity to test goodwill for impairment at least annually by comparing the fair value of a reporting unit with its carrying amount, including goodwill.  Under the new guidance, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.  We adopted the new guidance during our fiscal year ended March 31, 2012.  We do not believe the adoption of the new guidance will have a material impact on our financial condition or results of operations.

Note 4 - Earnings per Limited Partner Unit or Common Share

Our earnings per limited partner unit or per share of common stock were computed as follows for the periods indicated:

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

	NGL Energy Partners LP		NGL Supply
	Year	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010
	(U.S. Dollars in thousands, except share and per share amounts)
Basic Earnings per Common or Subordinated Unit or Common Share:
Net income (loss) or net income (loss) attributable to the parent equity	$7,876	$12,679	$(2,515)	$3,636
Less - income allocated to general partner for:
Its 0.1% interest	(8)	(13)
Less - preferred stock dividends			(17)	(132)
Net income (loss) attributable to limited partners or common shareholders	$7,868	$12,666	$(2,532)	$3,504
Net income allocated to:
Common unitholders	$4,859	$12,666
Subordinated unitholders	$3,009	$—

Weighted average common units or shares outstanding	15,169,983	10,933,568	19,711	19,603

Weighted average subordinated units outstanding	5,175,384	—

Earnings (loss) per share - Basic			$(128.46)	$178.75
Earnings per unit - Basic:
Common unitholders	$0.32	$1.16
Subordinated unitholders	$0.58	$—

Diluted Earnings per Common or Subordinated Unit or Common Share:
Net income (loss) for basic earnings per share allocated to:
Common shareholders			$(2,532)	$3,504
Common unitholders	$4,859	$12,666
Subordinated unitholders	$3,009	$—
Weighted average common units or shares outstanding for basic earnings per share	15,169,983	10,933,568	19,711	19,603
Assumed exercise of stock options, treasury stock method	—	—	—	237
Weighted average common units or shares outstanding for diluted earnings per share	15,169,983	10,933,568	19,711	19,840
Weighted average subordinated units outstanding for diluted earnings per unit	5,175,384	—

Earnings (loss) per share - Diluted			$(128.46)	$176.61
Earnings per unit - Diluted:
Common unitholders	$0.32	$1.16
Subordinated unitholders	$0.58	$—

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Note 5 - Acquisitions

Year Ended March 31, 2012

Osterman

On October 3, 2011, we completed a business combination with E. Osterman Propane, Inc., its affiliated companies and members of the Osterman family (collectively, “Osterman”) for retail propane operations in the northeastern United States in order to expand our retail propane operations.  We funded the combination with cash of $96 million and the issuance of 4 million common units.  The agreement contemplates a working capital payment post-closing for certain specified working capital items, currently estimated as a liability of approximately $4.0 million.  We have valued the 4 million limited partner common units at $81.8 million based on the closing price of our common units on the closing date ($20.47 per unit).  The cash payments were funded with advances under our acquisition facility.  We incurred and charged to general and administrative expense through March 31, 2012 approximately $772,000 of costs incurred in connection with the Osterman transaction.  We also incurred costs related to the equity issuance of approximately $127,000 which we charged to equity.

We have included the results of Osterman’s operations in our consolidated financial statements beginning October 3, 2011.  During the year ended March 31, 2012, Osterman’s operations resulted in revenues of approximately $65.0 million and a gross margin of approximately $23.7 million.

We have not completed the accounting for the business combination.  We are in the process of identifying, and obtaining an independent appraisal of, the fair value of the assets and liabilities acquired in the combination.  The estimates of fair value reflected as of March 31, 2012 are subject to change and changes could be material.  Revisions to these estimates will be recorded retrospectively.  We expect to complete this process prior to filing our Form 10-Q for the quarter ending September 30, 2012.  We have preliminarily estimated the fair value of the assets acquired and liabilities assumed as follows (in thousands):

Accounts receivable	$5,584
Propane and other inventory	4,048
Other current assets	212
Property, plant and equipment:
Land	4,500
Tanks and other retail propane equipment (20 years)	55,000
Vehicles (5 years)	12,000
Buildings (30 years)	6,500
Other equipment (5 years)	1,520
Amortizable intangible assets:
Customer relationships (20 years)	62,479
Tradenames (indefinite life)	5,000
Goodwill	30,405
Assumed current liabilities	(5,431)
Consideration paid	$181,817

SemStream

On November 1, 2011, we completed a business combination with SemStream L.P. (“SemStream”).  We entered into this business combination in order to expand our midstream and wholesale supply and marketing operations.  SemStream contributed substantially all of its natural gas liquids business and assets to us in exchange for 8,932,031 of our limited partner common units and a cash payment of approximately $93 million, which we funded with $10 million from our acquisition facility and $83 million from our working capital facility.  We have valued the 8.9 million limited partner common units at approximately $184.8 million, based on the closing price of our common units on the closing date ($21.07) reduced by the expected present value of distributions for the units which are not eligible for full distributions until the quarter ending September 30, 2012 (see Note 12).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

The agreement also contemplated a working capital payment post-closing for certain specified working capital items, on which we received a reimbursement of $2.1 million.  In addition, in exchange for a cash contribution, SemStream acquired a 7.5% interest in our general partner.  We incurred and charged to general and administrative expense through March 31, 2012 approximately $736,000 of costs related to the SemStream transaction.  We also incurred costs of approximately $43,000 related to the equity issuance that we charged to equity.

The assets comprise 12 natural gas liquids terminals in Arizona, Arkansas, Indiana, Minnesota, Missouri, Montana, Washington and Wisconsin, 12 million gallons of above ground propane storage, 3.7 million barrels of underground leased storage for natural gas liquids and a rail fleet of approximately 350 leased and 12 owned cars and approximately $104 million of natural gas liquids inventory.

We have included the results of SemStream’s operations in our consolidated financial statements beginning November 1, 2011.  The operations of SemStream are reflected in our wholesale supply and marketing and midstream segments.  Subsequent to the combination with SemStream, we combined the marketing operations with our pre-existing marketing operations.  As a result, we are unable to determine the specific amount of revenues and operating income of the wholesale supply and marketing segment that resulted from the SemStream combination for the year ended March 31, 2012.  The midstream operations of SemStream generated revenues of $2.5 million and a gross margin of approximately $2.5 million during the year ended March 31, 2012.

We have completed the initial accounting for the SemStream combination.  The following table presents the fair values of the assets acquired and liabilities assumed in the SemStream combination (in thousands):

Propane and other natural gas liquids inventory	$104,226
Derivative financial instruments	3,578
Assets held for sale	3,000
Prepaids and other current assets	9,833
Property, plant and equipment:
Land	3,470
Tanks and terminals (20-30 years)	41,434
Vehicles and rail cars (5 years)	470
Other (5 years)	3,326
Investment in capital lease	3,112
Amortizable intangible assets:
Customer relationships (8-15 years)	31,950
Rail car leases (1-4 years)	1,008
Goodwill	74,924
Assumed current liabilities	(4,591)
Consideration paid	$275,740

We developed the estimated fair value of property, plant and equipment with the assistance of a valuation advisor, using estimates of replacement costs and functional depreciation.  We developed the estimated fair value of intangible assets with the assistance of a valuation advisor, using estimated future cash flows.  Goodwill was warranted because this acquisition enhanced our wholesale supply and marketing and midstream operations.  We do not believe the acquired intangible assets will have any significant residual value at the end of their useful lives.

Pacer Combination

On January 3, 2012, we completed a business combination agreement with seven companies associated with Pacer Propane Holding, L.P. (“Pacer”) in order to expand our retail propane operations.  The combination was funded with cash of $32.2 million (including a $4.4 million post-closing working capital settlement) and the issuance of 1.5 million common units.  We have valued the 1.5 million common units based on the closing price of our common units on the closing date.  We incurred and charged to general and administrative expense through March 31, 2012

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

approximately $710,000 of costs related to the Pacer transaction.  We also incurred costs of approximately $64,000 related to the equity issuance that we charged to equity.

The assets contributed by Pacer consist of retail propane operations in Colorado, Illinois, Mississippi, Oregon, Utah and Washington.  The contributed assets include 17 owned or leased customer service centers and satellite distribution locations.

We have included the results of Pacer’s operations in our consolidated financial statements beginning January 3, 2012.  The operations of Pacer are reflected in our retail propane segment.  The operations of Pacer contributed revenues of approximately $12.6 million and a gross margin of approximately $5.1 million to our consolidated results of operations for the year ended March 31, 2012.

Our total consideration paid in the Pacer combination consists of the following (in thousands):

Cash	$32,213
Common units	30,375
$62,588

We have not completed the accounting for the Pacer business combination.  We are in the process of identifying, and obtaining an independent appraisal of, the fair value of the assets and liabilities acquired in the combination.  We expect to complete this process prior to filing our Form 10-Q for the quarter ending December 31, 2012.  On a preliminary basis, we have estimated the fair values of the acquired assets and liabilities as follows (in thousands):

Accounts receivable	$4,389
Inventory	965
Other current assets	43
Property, plant and equipment:
Land	1,400
Tanks and other retail propane equipment (15 years)	11,200
Vehicles (5 years)	5,000
Buildings (30 years)	2,300
Other equipment (3-5 years)	200

Intangible assets:
Customer relationships (15 years)	21,980
Trade names (indefinite life)	1,000

Goodwill	18,460
Assumed liabilities	(4,349)
$62,588

North American Combination

On February 3, 2012, we completed a business combination agreement with North American Propane, Inc. and its affiliated companies (“North American”), in order to expand our retail propane operations.  The combination was funded with cash of $69.8 million.  The agreement also contemplates a working capital payment post-closing for certain specified working capital items.  We incurred and charged to general and administrative expense through March 31, 2012 approximately $1.6 million of costs related to the North American acquisition.

The assets acquired from North American include retail propane and distillate operations and wholesale supply and marketing operations in Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, Pennsylvania, and Rhode Island.

We have included the results of North American’s operations in our consolidated financial statements beginning on February 3, 2012.  The operations of North American contributed revenues of approximately $19.0 million and a gross margin of approximately $5.6 million to our consolidated results of operations for the year ended March 31, 2012.

We have not completed the accounting for the North American acquisition.  We are in the process of identifying, and obtaining an independent appraisal of, the fair value of the assets and liabilities acquired in the combination.  We expect to complete this process prior to the filing of our Form 10-Q for the quarter ending December 31, 2012.  On a preliminary basis, we have estimated the fair values of the acquired assets and liabilities as follows (in thousands):

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Accounts receivable	$10,338
Inventory	3,437
Other current assets	282
Property, plant and equipment:
Land	2,600
Tanks and other equipment (15 years)	27,100
Vehicles (5 years)	9,000
Buildings (30 years)	2,200
Office and other equipment (3-5 years)	500
Customer relationships (15 years)	9,800
Tradenames (indefinite life)	1,000
Goodwill	14,702
Assumed liabilities	(11,129)
Consideration paid	$69,830

Pro Forma Results of Operations (Unaudited)

The operations of Osterman, SemStream, Pacer, and North American have been included in our statements of operations since the closing dates.  The following unaudited pro forma consolidated results of operations for the years ended March 31, 2012 and 2011 are presented as if the combinations of Osterman, SemStream, Pacer, North American, and Hicksgas (discussed below) had been made, and our initial public offering, unit split and unit conversion (see Note 12) had been completed, on April 1, 2010 (in thousands, except per unit data).

	Years Ended March 31,
	2012	2011

Revenues	$1,816,573	$1,858,311
Net income (loss)	(13,125)	12,580
Limited partners’ interest in net income (loss)	(13,100)	12,567
Basic and diluted earnings (loss) per Common Unit	(0.45)	0.43
Basic and diluted earnings (loss) per Subordinated Unit	(0.45)	0.43

The pro forma consolidated results of operations include adjustments to give effect to depreciation on the step-up of property, plant and equipment, amortization of intangible assets, interest expense on borrowings to finance the acquisitions, use of the proceeds from our initial public offering to pay debt issued to finance the Hicksgas acquisition and certain other adjustments.  The pro forma information is not necessarily indicative of the results of operations that would have occurred had the transactions been made at the beginning of the period presented or the future results of the combined operations.

The earnings per unit are computed as if the outstanding units as of March 31, 2012 had been outstanding for the period since April 1, 2010, and as if distributions were paid on all outstanding units.  For purposes of computing pro forma basic and diluted net income per common and subordinated unit, we have assumed that (a) the minimum quarterly distributions would have been paid to all unitholders for all outstanding units for each quarter during the periods presented, (b) there would be no incentive distributions to the general partner and (c) no restrictions on distributions apply during the periods presented.  Any earnings in excess of distributions are allocated to our general partner and limited partners based on their respective ownership interests.

The unaudited pro forma net income for the year ended March 31, 2011 shown above includes a $1.2 million gain related to SemStream on the settlement of a dispute related to the cancellation of a contract by a counterparty during 2008, and a gain of $1.2 million related to the settlement of a dispute related to certain transportation fees charged to SemStream by an unaffiliated party during the years 2005-2009.  The unaudited pro forma net loss for the year ended March 31, 2012 includes the receipt by SemStream of approximately $2 million of proceeds from a class-action litigation settlement.  This non-recurring income is not excluded from pro

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

forma net income (loss), as it does not result directly from the SemStream combination.  We do not expect to realize similar income in the future.

Other Acquisitions

During the year ended March 31, 2012, we closed three additional acquisitions for cash payments of approximately $6.3 million on a combined basis.  These operations have been included in our results of operations since the acquisition date, and have not been significant.  The pro forma impact of these acquisitions is not significant.

Six Months Ended March 31, 2011

As discussed in Note 1, we purchased the retail propane operations of Hicksgas LLC and Gifford in October 2010 as part of our formation transactions.  The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their estimated fair values, in the acquisition of the retail propane businesses of Hicksgas LLC and Gifford described above:

		Estimated
	Final	Allocation as of
	Allocation	March 31, 2011	Change
Accounts receivable	$5,669	$6,156	$(487)
Inventory	6,182	6,229	(47)
Prepaid expenses and other current assets	2,600	2,604	(4)
	14,451	14,989	(538)
Property, plant, and equipment:
Land	2,666	—	2,666
Tanks and other retail propane equipment (15 year life)	23,016	22,213	803
Vehicles (5 year life)	6,599	6,173	426
Buildings (30 year life)	7,053	6,241	812
Office equipment (5 year life)	523	1,264	(741)
Amortizable intangible assets:
Customer relationships (15 year life)	2,170	3,278	(1,108)
Non-compete agreements (5 year life)	550	868	(318)
Tradenames (indefinite-life intangible asset)	830	—	830
Goodwill (Retail propane segment)	3,716	7,756	(4,040)
Total assets acquired	61,574	62,782	(1,208)

Accounts payable	1,837	2,777	(940)
Customer advances and deposits	12,089	12,063	26
Accrued and other current liabilities	2,152	2,203	(51)
	16,078	17,043	(965)

Long-term debt	5,768	5,768	—
Other long-term liabilities	274	517	(243)
Total liabilities assumed	22,120	23,328	(1,208)

Net assets acquired	$39,454	$39,454	$—

Goodwill was warranted because these acquisitions enhanced our retail propane operations.  We expect all of the goodwill acquired to be tax deductible.  We do not believe that the acquired intangible assets will have any significant residual value at the end of their useful life.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

The total acquisition cost was $39.5 million, consisting of cash of approximately $17.2 million and the issuance of 4,154,757 common units valued at $22.3 million.  The units issued to the shareholders of Hicksgas LLC in the formation transaction were valued at $5.37 per unit (post-split), the price paid by unrelated parties for the common units they acquired near the transaction date.

The operations of Hicksgas LLC and Gifford have been included in our statements of operations since acquisition in October 2010.  For convenience, and because the impact was not significant, we have accounted for the acquisition as it if occurred on October 1, 2010.  The results of operations for Hicksgas LLC and Gifford during the six months ended March 31, 2011 were as follows (in thousands except per unit data):

Revenues	$53,294
Net income	6,261
Limited partners earnings per common unit	0.57

Fiscal 2010

On August 4, 2009, we acquired substantially all of the assets of Reliance Energy Partners, L.L.C., a company operating in the retail propane business.  The aggregate purchase price for this acquisition totaled approximately $2.8 million, which included liabilities assumed and non-compete agreements of approximately $450,000 payable to the previous owners over three years.  Results of operations for this acquired business are included in our consolidated statement of operations beginning August 4, 2009.

Certain of NGL Supply’s prior year acquisitions include contingent consideration that may be payable at a future date, dependent upon certain facts and circumstances as described in the acquisition-related agreements.  During the year ended March 31, 2010, we accrued approximately $478,000 of contingent consideration related to NGL Supply’s prior year acquisitions, which was recorded as an increase to goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed by NGL Supply during the year ended March 31, 2010 (in thousands):

Current assets	$494
Property, plant and equipment	2,100
Non-compete agreements	450
Total assets acquired	3,044
Total liabilities assumed	286
Net assets acquired	$2,758

Note 6 - Property, Plant and Equipment

Property, plant and equipment consists of the following at March 31, 2012 and 2011:

Description and Useful Life	2012	2011
	(in thousands)
Terminal assets (30 years)	$60,980	$18,933
Retail propane equipment (5-20 years)	128,529	30,360
Vehicles (5-7 years)	35,764	7,666
Information technology equipment (3 years)	1,973	678
Buildings (30 years)	19,027	7,053
Land	14,767	2,666
Other (3-7 years)	7,206	1,535
	268,246	68,891
Less: Accumulated depreciation	(12,843)	(2,871)
Net property, plant and equipment	$255,403	$66,020

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Depreciation expense was as follows for the periods indicated:

NGL Energy Partners LP		NGL Supply
Year	Six Months	Six Months	Year
Ended	Ended	Ended	Ended
March 31,	March 31,	September 30,	March 31,
2012	2011	2010	2010
(in thousands)
$10,573	$2,848	$998	$2,157

Note 7 - Goodwill

Changes to recorded goodwill were as follows for the periods indicated:

	NGL Energy Partners LP		NGL Supply
	Year	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010
	(in thousands)
Beginning of period, as retrospectively adjusted (Note 5)	$8,568	$4,580	$4,457	$3,755
Goodwill from acquisitions, including additional consideration paid for previous acquisitions	140,217	3,988	123	805
Income tax benefit applied to reduce goodwill of wholesale, supply and marketing segment	—	—	—	(103)
End of period, as retrospectively adjusted (Note 5)	$148,785	$8,568	$4,580	$4,457

Goodwill by segment at end of period:
Retail propane	$71,827	$6,534	$2,546	$2,423
Wholesale supply and marketing	58,128	2,034	2,034	2,034
Midstream	18,830	—	—	—

Note 8 - Intangible Assets

Intangible assets consist of the following:

		March 31, 2012		March 31, 2011
		Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Useful Lives	Amount	Amortization	Amount	Amortization
		(in thousands)
Supply and storage agreements	8 years	$2,810	$1,545	$1,802	$400
Customer relationships	7-20 years	131,670	3,868	4,203	354
Debt issuance costs	4 years	7,310	1,842	4,928	565
Non-compete agreements	2-6 years	2,113	919	1,550	239
Trade names	Indefinite	7,830	—	830	—
Total		$151,733	$8,174	$13,313	$1,558

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Amortization expense was as follows for the indicated periods:

	NGL Energy Partners LP		NGL Supply
	Year	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	March 31,
Recorded in	2012	2011	2010	2010
	(in thousands)
Depreciation and amortization	$4,538	$593	$391	$795
Interest expense	1,277	565	36	87
Cost of sales - wholesale supply and marketing	800	400	400	800
	$6,615	$1,558	$827	$1,682

Future amortization expense of our intangible assets is estimated to be as follows:

Year Ending March 31,	In Thousands
2013	$11,665
2014	10,454
2015	10,344
2016	9,848
2017	8,624
Thereafter	84,794
$135,729

Note 9 - Long-Term Obligations

We have the following long-term debt:

	March 31,
	2012	2011
	(in thousands)
Revolving credit facility -
Acquisition loans	$186,000	$65,000
Working capital loans	28,000	—
Other notes payable, non-interest bearing	4,661	1,371
	218,661	66,371
Less current maturities	19,484	830
Long-term debt	$199,177	$65,541

Revolving Credit Facility

We and our subsidiaries have a $350 million revolving credit facility (the “Credit Agreement”) with a group of banks, consisting of a $100 million working capital facility and a $250 million acquisition facility.  Borrowings under the working capital facility are subject to a defined borrowing base.  In addition, up to three times per year, we can elect to reallocate the lesser of up to $75.0 million or the unused portion of our acquisition facility at the request date to our working capital facility.  Substantially all of our assets are pledged as collateral under the Credit Agreement.

Borrowings under the Credit Agreement bear interest at designated interest rates depending on the computed “leverage ratio,” which is the ratio of total indebtedness (as defined) at any determination date to consolidated EBITDA for the period of the four fiscal quarters most recently ended.  Interest is payable quarterly.  Interest rates vary at LIBOR plus 3.00% to 3.75% for any LIBOR

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

borrowings, or the bank’s prime rate plus 2.00% to 2.75% for any base rate borrowings, depending on the leverage ratio.  We are also required to pay a 0.375% commitment fee on all undrawn commitments when our leverage ratio is less than or equal to 3.0 to 1.0, otherwise the commitment fee is 0.50%.

At March 31, 2012, $26.0 million of our borrowings on the working capital facility bore interest at a rate of 3.25% (under the LIBOR option) and $2.0 million of our borrowings on the working capital facility bore interest at a rate of 5.25% (under the base rate option).  At March 31, 2012, $97.5 million of our borrowings on the acquisition facility bore interest at a rate of 3.50% and $88.5 million of our borrowings bore interest at a rate of 3.25% (both under the LIBOR option).

The Credit Agreement specifies that our “leverage ratio”, as defined in the Credit Agreement, cannot exceed 4.25 to 1.0 at any quarter end.  At March 31, 2012, our leverage ratio was less than 3.0 to 1.  The Credit Agreement also specifies that our “interest coverage ratio”, as defined in the Credit Agreement, cannot be less than 2.75 to 1 as of the last day of any fiscal quarter.  At March 31, 2012, our interest coverage ratio was greater than 8.0 to 1.

During the year ended March 31, 2012, we had a maximum borrowing under our working capital facility of approximately $151.5 million, and an average borrowing of $49.2 million.  The weighted average interest rate on our working capital borrowings during the year ended March 31, 2012 was 4.98%.

During the year ended March 31, 2012, we had a maximum borrowing under our acquisition facility of $197.0 million, and an average borrowing of $76.7 million.  The weighted-average interest rate on our acquisition facility borrowings during the year ended March 31, 2012 was 4.16%.

As amended on April 20, 2012, the Credit Agreement has a final maturity on October 1, 2016.  Once a year, we must prepay the outstanding working capital revolving loans and collateralize outstanding letters of credit in order to reduce the total working capital borrowings to less than $10.0 million for 30 consecutive days.  During the year ended March 31, 2012, we borrowed approximately $121.0 million against our acquisition facility and approximately $28.0 million against our working capital facility, net of repayments, primarily to fund our business combinations.  We had $13.5 million of letters of credit outstanding at March 31, 2012.

The Credit Agreement includes customary events of default.  At March 31, 2012, we were in compliance with all debt covenants to the Credit Agreement.  The Credit Agreement also contains various covenants limiting our ability to (subject to certain exceptions), among other things:

•                  incur other indebtedness (other than permitted debt as defined in the credit facility);

•                  grant or incur liens on our property;

•                  create or incur any contingent obligations;

•                  make investments, loans and acquisitions;

•                  enter into a merger, consolidation or sale of assets;

•                  change the nature of the business or name or place of business of any of the credit parties without approval;

•                  pay dividends or make distributions if we are in default under the revolving credit facility or in excess of available cash; and

•                  prepay, redeem, defease or otherwise acquire any permitted subordinated debt or make certain amendments to permitted subordinated debt.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Other Notes Payable

We have executed various non-interest bearing notes payable related to acquisitions as discussed in Note 5.  These notes payable are due to the previous owners of the acquired entities, mature through fiscal 2014, and are related to non-compete agreements and acquired customer lists.  The future maturities of these notes payable are as follows as of March 31, 2012 (amounts in thousands):

Year Ending March 31,
2013	$1,484
2014	1,016
2015	747
2016	733
2017	681
$4,661

Note 10 - Income Taxes

NGL Energy Partners, LP

We qualify as a partnership for income taxes.  As such, we generally do not pay any U.S. Federal income tax.  Rather, each owner reports their share of our income or loss on their individual tax returns.  The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined, as we do not have access to information regarding each partner’s basis in the Partnership.

As a publicly-traded partnership, we are allowed to have non-qualifying income up to 10% of our gross income and not be subject to taxation as a corporation.  We have a taxable corporate subsidiary, which was formed in May 2011, which holds certain assets and operations that represent “non-qualifying income” for a partnership.  As a result, our taxable subsidiary is subject to income taxes related to the taxable income generated by its operations.  Our income tax provision of $601,000 for the year ended March 31, 2012 relates primarily to this taxable subsidiary.

NGL Supply

The geographic components of NGL Supply’s income (loss) before provision for income taxes are as follows for the periods indicated:

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

	Six Months	Year
	Ended	Ended
	September 30,	March 31,
	2010	2010
	(in thousands)
United States	$(3,852)	$6,128
Canada	(125)	(20)
	$(3,977)	$6,108

The following summarizes the income tax provisions of NGL Supply for the periods indicated:

	Six Months	Year
	Ended	Ended
	September 30,	March 31,
	2010	2010
	(in thousands)
Current provision
Federal	$—	$89
State	—	199
Deferred provision
Federal	(1,417)	1,867
State	—	220
	(1,417)	2,375
Deferred provision applied to reduce goodwill	—	103
Total income tax provision	$(1,417)	$2,478

The effective tax rate of NGL Supply differs from the statutory rate due to the following for the periods indicated:

	Six Months	Year
	Ended	Ended
	September 30,	March 31,
	2010	2010
Statutory tax rate	35.00%	35.00%
State income taxes, net of Federal benefit	—	5.84
Valuation allowance on Gateway	—	0.12
Other	0.60	(0.39)
Effective tax rate	35.60%	40.57%

We evaluate uncertain tax positions for recognition and measurement in the consolidated financial statements.  To recognize a tax position, we determine whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position.  A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements.  The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.  We had no uncertain tax positions that required recognition in the consolidated financial statements at March 31, 2012, 2011 or 2010.  Any interest or penalties would be recognized as a component of income tax expense.  No income tax returns are currently under examination by any tax authorities.  We consider NGL Supply’s open tax years to be 2008 through 2010.  However, we are not responsible for any tax obligation related to such open tax years.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Note 11 - Commitments and Contingencies

Litigation

We are included in claims and legal actions arising in the ordinary course of business.  We believe that the ultimate disposition of these matters will not have a material adverse effect on our financial statements.

Environmental Matters

Our operations are subject to extensive Federal, state and local environmental laws and regulations that could require expenditures for remediation of operating facilities.  Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the propane distribution, terminal and storage business, and there can be no assurance that significant costs and liabilities will not be incurred.  Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities.  Accordingly, we have adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events.  However, some risk of environmental or other damage is inherent in our business.

Obligations Under Propane Asset Purchase and Sale Agreement

In connection with its purchase of certain propane assets from ConocoPhillips, NGL Supply executed the following agreements in November 2002:

Propane Business Operating & Maintenance Agreement.  The Propane Business Operating & Maintenance Agreement specifies that ConocoPhillips will continue to operate the propane assets for us and provides for the payment for such services as well as the payment for the utilization of certain common facilities, as defined.  The agreement expires on November 7, 2017.  We have the ability to terminate the agreement with written notice by August 1 of the calendar year preceding the year we would terminate the agreement.

We are obligated to pay a fixed monthly operating fee plus a utility service fee which varies based on usage and all direct costs incurred by ConocoPhillips related to the propane assets.  The total operating fee charged to cost of sales of our midstream segment on the consolidated statements of operations, including the charge for the utility service fee and propane asset direct charges, was as follows for the periods indicated (in thousands):

Year ended March 31, 2012	$425
Six months ended March 31, 2011	227
Six months ended September 30, 2010	175
Year ended March 31, 2010	373

The total minimum monthly fee as of March 31, 2012 is approximately $30,000.  During the remaining term of the agreement, the estimated minimum annual commitments for the Propane Business Operating & Maintenance Agreement are as follows (in thousands):

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Year Ending March 31,
2013	$364
2014	370
2015	376
2016	382
2017	390
2018	261

Propane Supply Agreement.  This agreement was executed effective November 7, 2002, in order to provide us with a constant supply of propane for our business.  The agreement expires on November 7, 2017.

The agreement specifies that we can purchase a specified volume of propane per week from ConocoPhillips.  The price we will pay is an average of the published daily propane spot price at Conway, Kansas plus a location differential equal to published pipeline tariffs.  The charge for such propane purchases is included in cost of sales of our wholesale supply and marketing segment on our consolidated statements of operations.

Storage Space Lease.  Effective November 7, 2002, we also executed a propane storage space lease with ConocoPhillips for storage at its Borger, Texas storage facility for a level of up to 850,000 barrels of propane at any one time.  The agreement expired on March 31, 2012, We recently renewed the agreement for up to 750,000 barrels of storage.

The agreement required a specified minimum storage payment that varied by year, plus additional charges to the extent we had more than the designated 850,000 barrels in storage at any time.  The total lease charge recorded in cost of sales of our wholesale supply and marketing segment on our consolidated statements of operations was as follows for the indicated periods (in thousands):

Year ended March 31, 2012	$434
Six months ended March 31, 2011	286
Six months ended September 30, 2010	217
Year ended March 31, 2010	503

During the year ended March 31, 2012, the monthly storage charge was approximately $36,000.  We estimate that the monthly storage charge will be approximately $189,000 for the year ending March 31, 2013.

Other Operating Leases

We have executed various noncancelable operating lease agreements for office space, trucks, real estate, equipment, and bulk propane storage tanks.  Future minimum lease payments at March 31, 2012, are as follows for the next five years, including expected renewals (in thousands):

Year Ending March 31,
2013	$20,087
2014	17,306
2015	14,581
2016	14,528
2017	14,503

Rental expense relating to operating leases was as follows for the periods indicated (in thousands):

Year ended March 31, 2012	$4,343
Six months ended March 31, 2011	325
Six months ended September 30, 2010	284
Year ended March 31, 2010	566

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Sales and Purchase Contracts

We have entered into sales and purchase contracts for propane and other natural gas liquids to be delivered in future periods.  These contracts require that the parties physically settle the transactions with natural gas liquid inventory.  At March 31, 2012, we had outstanding sales contracts of approximately $141 million and outstanding purchase contracts of approximately $244 million.  These contracts have terms that expire at various dates through 2014.

Note 12 — Equity

Partnership Equity

The Partnership’s equity consists of a 0.1% general partner equity and a 99.9% limited partner equity.  Limited partner equity consists of common and subordinated common units.  The limited partner units share equally in the allocation of income or loss.  The principal difference between common and subordinated common units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters.  Subordinated units will not accrue arrearages.

The subordination period will end on the first business day after we have earned and paid the minimum quarterly distribution on each outstanding common unit and subordinated unit and the corresponding distribution on the general partner interest for each of three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2014. Also, if we have earned and paid at least 150% of the minimum quarterly distribution on each outstanding common unit and subordinated unit, the corresponding distribution on the general partner interest and the related distribution on the incentive distribution rights for each calendar quarter in a four-quarter period, the subordination period will terminate automatically. The subordination period will also terminate automatically if the general partner is removed without cause and the units held by the general partner and its affiliates are not voted in favor of removal. When the subordination period lapses or otherwise terminates, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to arrearages.

Our general partner is not obligated to make any additional capital contributions or to guarantee or pay any of our debts and obligations.

Unit Split and Conversion of Common Units to Subordinated Units

On May 11, 2011, we effected a 3.7219 to one split of our common units.  All unit and per-unit information herein has been adjusted to reflect after-split information.

In addition, on May 11, 2011 we converted 5,919,346 of our common units to subordinated units. The unaudited pro forma impact of this unit conversion on our limited partner equity as of March 31, 2011 and earnings per unit information for the six months ended March 31, 2011, assuming the conversion occurred on October 1, 2010, is as follows:

	Historical		Unaudited Pro Forma
	Units	Amount	Units	Amount
	(U.S. Dollars in thousands, except per unit amounts)
Limited Partner Equity —
Common units	10,933,568	$47,225	5,014,222	$21,658
Subordinated units	—	—	5,919,346	25,567
	10,933,568	$47,225	10,933,568	$47,225
Earnings per unit, basic and diluted —
Common units		$1.16		$1.16
Subordinated units		$—		$1.16

Initial Public Offering

On May 11, 2011, we sold a total of 4,025,000 common units in our initial public offering (IPO) at $21 per unit.  Our proceeds from the sale of 3,850,000 common units of $72.1 million, net of estimated total offering costs of approximately $8.7 million, were used to repay advances under our acquisition credit facility and for general corporate purposes.  Proceeds from the sale of 175,000 common units ($3.4 million) were used to purchase 175,000 of the common units outstanding prior to our initial public offering.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Upon the completion of our IPO, our limited partner equity consisted of 8,864,222 common units and 5,919,346 subordinated units.

Common units issued in business combinations

As described in Note 5, we issued common units as partial consideration for several acquisitions.  These are summarized below:

Common units outstanding upon completion of initial public offering	8,864,222
Common units issued for Osterman acquisition	4,000,000
Common units issued for SemStream acquisition	8,932,031
Common units issued for Pacer acquisition	1,500,000
Common units outstanding at March 31, 2012	23,296,253

SemStream waived ordinary course cash distributions on a total of 3,932,031 of these units prior to August 30, 2012 and 5,000,000 of the units were eligible only for two thirds of the distribution declared for the quarter ended December 31, 2011.

In connection with the completion of these transactions, we amended our current Registration Rights Agreement.  The Registration Rights Agreement, as amended, provides for certain registration rights for certain holders of our common units.

Distributions

Our general partner has adopted a cash distribution policy that will require us to pay a quarterly distribution to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to the general partner and its affiliates, referred to as “available cash,” in the following manner:

•                  First, 99.9% to the holders of common units and 0.1% to the general partner, until each common unit has received the specified minimum quarterly distribution, plus any arrearages from prior quarters.

•                  Second, 99.9% to the holders of subordinated units and 0.1% to the general partner, until each subordinated unit has received the specified minimum quarterly distribution.

•                  Third, 99.9% to all unitholders, pro rata, and 0.1% to the general partner.

The general partner will also receive, in addition to distributions on its 0.1% general partner interest, additional distributions based on the level of distributions paid to the limited partners.  These distributions are referred to as “incentive distributions.”  Our minimum quarterly distribution is $0.3375 per unit ($1.35 per unit on an annual basis).

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels.  The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.  The percentage interests set forth below for our general partner include its 0.1% general partner interest, assume our general partner has contributed any additional capital necessary to maintain its 0.1% general partner interest and has not transferred its incentive distribution rights and there are no arrearages on common units.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

					Marginal Percentage Interest In
	Total Quarterly				Distributions
	Distribution per Unit				Unitholders	General Partner
Minimum quarterly distribution				$0.3375	99.9%	0.1%
First target distribution	above	$0.3375	up to	$0.388125	99.9%	0.1%
Second target distribution	above	$0.388125	up to	$0.421875	86.9%	13.1%
Third target distribution	above	$0.421875	up to	$0.50625	76.9%	23.1%
Thereafter	above	$0.50625			51.9%	48.1%

There were no distributions during the six months ended March 31, 2011.  Subsequent to March 31, 2011 and prior to our initial public offering, a distribution of $3.85 million ($0.35 per common unit) was declared for the unitholders as of March 31, 2011.  The distribution was paid on May 5, 2011.

The following table summarizes the distributions declared subsequent to our initial public offering:

				Amount Paid	Amount Paid
				To	To
			Amount	Limited Partners	General Partner
Date Declared	Record Date	Date Paid	Per Unit	(in thousands)	(in thousands)
July 25, 2011	August 3, 2011	August 12, 2011	$0.1669	$2,467	$3
October 21, 2011	October 31, 2011	November 14, 2011	$0.3375	$4,990	$5
January 24, 2012	February 3, 2012	February 14, 2012	$0.3500	$7,735	$10
April 18, 2012	April 30, 2012	May 15, 2012	$0.3625	$9,165	$11

Equity-Based Incentive Compensation

Our general partner has adopted the NGL Energy Partners LP 2011 Long-Term Incentive Plan for the employees, directors and consultants of our general partner and its affiliates who perform services for us.  The Long-Term Incentive Plan consists of restricted units, phantom units, unit options, unit appreciation rights and other unit-based awards, as discussed below.  The number of common units that may be delivered pursuant to awards under the plan is limited to 10% of the issued and outstanding common and subordinated units.  The maximum number of units deliverable under the plan automatically increases to 10% of the issued and outstanding common and subordinated units immediately after each issuance of common units, unless the plan administrator determines to increase the maximum number of units deliverable by a lesser amount.  Units withheld to satisfy tax withholding obligations will not be considered to be delivered under the Long-Term Incentive Plan.  In addition, if an award is forfeited, canceled, exercised, paid or otherwise terminates or expires without the delivery of units, the units subject to such award will again be available for new awards under the Long-Term Incentive Plan.  Common units to be delivered pursuant to awards under the Long-Term Incentive Plan may be newly issued common units, common units acquired by us in the open market, common units acquired by us from any other person, or any combination of the foregoing.  If we issue new common units with respect to an award under the Long-Term Incentive Plan, the total number of common units outstanding will increase.

The board of directors of our general partner may terminate or amend the Long-Term Incentive Plan at any time with respect to any units for which a grant has not yet been made.  Our board of directors also has the right to alter or amend the Long-Term Incentive Plan or any part of the Long-Term Incentive Plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as may be required by the exchange upon which the common units are listed at that time, if any.  No change may be made in any outstanding grant that would materially reduce the benefits of the participant without the consent of the participant.  The Long-Term Incentive Plan will expire upon its termination by the board of directors or, if earlier, when no units remain available under the Long-Term Incentive Plan for awards.  Upon termination of the Long-Term Incentive Plan, awards then outstanding will continue pursuant to the terms of their grants.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

A restricted unit is a common unit that vests over a period of time and that during such time is subject to forfeiture.  A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the plan administrator, cash equivalent to the fair market value of a common unit.  We intend the grant of restricted units and issuance of any common units upon vesting of the phantom units under the Long-Term Incentive Plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units.  Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

The Long-Term Incentive Plan also permits the grant of options covering common units and unit appreciation rights.  Unit options represent the right to purchase a number of common units at a specified exercise price.  Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units as determined by the plan administrator.  In general, unit options and unit appreciation rights will become exercisable over a period determined by the plan administrator.

During June 2012, the board of directors of our general partner granted 761,000 restricted units. The awards are scheduled to vest in tranches, with the first tranche vesting in January 2013 and the last tranche vesting in July 2016.

Equity of NGL Supply

As of March 31, 2010, NGL Supply’s authorized capital consisted of 1,000 shares of preferred stock (discussed below) and 100,000 shares of Class A common stock, $10 par value per share.  There were no issuances of common stock during the two year period ended March 31, 2010.  During the six months ended September 30, 2010, 650 outstanding stock options were exercised for a total consideration of $1.4 million, which was paid in October 2010.

The changes in net equity of NGL Supply for the period of September 30, 2010 to October 14, 2010 were as follows (in thousands):

Net equity at September 30, 2010	$36,811
Collection of stock option receivable	1,430
Net tax obligations of NGL Supply not assumed by the Partnership	3,120
Distribution to previous shareholders	(40,000)
Other	(109)
Net carrying value of assets and liabilities contributed by NGL Supply	$1,252

Redeemable Preferred Stock

NGL Supply had 1,000 shares of its Series A Preferred Stock outstanding at March 31, 2010.  The preferred shares were redeemable at $3,000 per share plus dividends in arrears at the option of the shareholder with 30 days notice.  These preferred shares have been separately classified in the consolidated statement of financial position at their purchased amount which is also the redeemable cost at March 31, 2010.  On May 17, 2010, NGL Supply redeemed all of the preferred stock at the stated value plus accrued dividends for approximately $3.017 million.

Common Stock Dividends

On June 30, 2010, NGL Supply paid a dividend to the owners of its common stock of $7.0 million.

Note 13 - Fair Value of Financial Instruments

Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities are carried at amounts which reasonably approximate their fair value due to the short-term nature of the instruments.  The carrying amounts of our variable rate obligations is also a reasonable estimate of fair value because of the variable interest rates on substantially all of such debt and there have been no changes in conditions from the inception of the credit facility indicating that our credit terms were not market terms.  The fair value recorded amounts of our derivative financial instrument contracts are measured based upon the notional amounts, future prices, and maturity dates (Level 2).  We had no assets or liabilities measured at fair value based on a Level 3 valuation.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

The following table summarizes the reported value of our assets and liabilities which are carried at fair value as of the dates indicated based on inputs used to derive the fair values (see Note 2):

		NGL Energy Partners LP
		Fair Value Measurements		Fair Value Measurements
		March 31, 2012		March 31, 2011
Description	Recorded As	Level 1	Level 2	Level 1	Level 2
		(in thousands)		(in thousands)
Assets:
Commodity derivatives	Prepaid expenses	$—	$—	$—	$783
Product exchanges	Product exchanges	—	131	—	427
Liabilities:
Product exchanges	Product exchanges	—	4,764	—	1,045
Interest rate derivatives	Accrued liabilities	—	157	—	293
Commodity derivatives	Accrued liabilities	—	36	—	—

As of March 31, 2012, a change of 10% in the propane price would result in a change in fair value of $3.0 million for our commodity derivatives.  We do not account for our commodity derivatives as hedges.

Derivative Financial Instruments

We engage in derivative financial and other risk management transactions, including various types of forward contracts, options, swaps and future contracts, to reduce the effect of price volatility on our product costs, protect the value of our inventory positions, and to help ensure the availability of propane during periods of short supply.  We attempt to balance our contractual portfolio by purchasing volumes when we have a matching purchase commitment from our wholesale and retail customers.  We may experience net unbalanced positions from time to time which we believe to be immaterial in amount.  Although we use derivative commodity instruments to reduce the market price risk associated with forecasted transactions, we have not accounted for such derivative commodity instruments as hedges.  We do not use such derivative commodity instruments for speculative or trading purposes.

The following table sets forth our open commodity derivative contract positions at March 31, 2012 and March 31, 2011, all of which are propane swaps:

		Total Notional Units
	Period	(Barrels)	Fair Value
		(in thousands)
As of March 31, 2012	April 2012 - March 2013	3,702	$(36)
As of March 31, 2011	November 2010 - December 2011	794	$783

At March 31, 2012, the propane swaps include 77 instruments that have a combined unfavorable fair value of $6.5 million (liability) and 97 instruments that have a combined favorable fair value of $6.4 million (asset).  We have reported these amounts on a net basis on the consolidated balance sheet, as all of these instruments are settled through Intercontinental Exchange or the New York Mercantile Exchange.

We have entered into interest rate swap agreements to hedge the risk of interest rate fluctuations on our long term debt.  These agreements convert a portion of our revolving credit facility floating rate debt into fixed rate debt on notional amounts of $8.5 million and end on June 30, 2013.  The notional amounts of derivative instruments do not represent actual amounts exchanged between the parties, but instead represent amounts on which the contracts are based.  The floating interest rate payments under these swaps are based on three-month LIBOR rates.  We do not account for these agreements as hedges.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

We recorded the following net gains (losses) from our commodity and interest rate derivatives during the periods indicated:

	NGL Energy Partners LP		NGL Supply
	Year	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010
	(in thousands)
Commodity contracts -
Unrealized gain (loss)	$(4,384)	$1,357	$(200)	$563
Realized gain	10,351	111	426	690
Interest rate swaps	(291)	224	—	—
Total	$5,676	$1,692	$226	$1,253

The commodity contract gains and losses are included in cost of sales of our wholesale supply and marketing segment in the consolidated statements of operations.  The gain or loss on the interest rate swaps is recorded in interest expense.

Credit Risk

We maintain credit policies with regard to our counterparties on the derivative financial instruments that we believe minimize our overall credit risk, including an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements, which allow for netting of positive and negative exposure associated with a single counterparty.

Our counterparties consist primarily of financial institutions and major energy companies.  This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.  Based on our policies, exposures, credit and other reserves, we do not anticipate a material adverse effect on our financial position or results of operations as a result of counterparty performance.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated statements of financial position and recognized in our net income.

Interest Rate Risk

The following tables provide information as to our interest rate risk on our long-term debt as of March 31, 2012:

	Scheduled Maturity in Year Ending March 31,						Estimated
	2013	2014	2015	2016	2017	Total	Fair Value
	(in thousands)
Variable Rate Debt	$28,000	$—	$186,000	$—	$—	$214,000	$214,000
Average Interest Rate	3.393%		3.381%

As of March 31, 2012, a 0.125% change in the average interest rate would result in a change of annual interest expense of approximately $268,000.

Note 14 - Employee Benefit Plan

We sponsor a 401(k) defined contribution plan for the benefit of our employees.  The plan allows eligible employees to contribute a portion of their income to such plan subject to limitations established by law.  We may make discretionary contributions to the plan to be allocated to plan participants.  For the year ended March 31, 2012, the six months ended March 31, 2011 and

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

September 30, 2010, and for the year ended March 31, 2010, we made contributions to the plan totaling $509,000, $247,000 and $137,000, and $227,000, respectively.

Note 15 - Segment Information

Our operations consist of three reportable segments:  retail propane; wholesale supply and marketing; and midstream.  Retail propane includes propane and distillate sales to end users, the sale of propane-related parts and fittings, tank rentals and service work for propane-related equipment.  Our wholesale supply and marketing operations include the distribution of natural gas liquids and marketing services to other users, retailers and resellers of natural gas liquids and storage of natural gas liquids for third parties.  Our midstream segment consists of our terminal operations, the unloading, storage and loading of natural gas liquids for third parties at our terminal facilities and the maintenance of rail cars for use in transporting product.  All of our operations are located in the United States except for the terminal operations of Gateway in Canada.  Intersegment sales, which are priced at rates agreed to by the segments, are eliminated against cost of sales in consolidation.

Our identifiable assets associated with each reportable segment include, among others, accounts receivable, inventories, product exchanges, property, plant and equipment, goodwill and intangible assets.  Expenditures for property, plant and equipment are presented for each segment.

We evaluate the performance of our operating segments based on gross margin and operating income, as indicated in the following tables, and on the basis of EBITDA.  Revenues, gross margin, operating income, identifiable assets, long-lived assets and expenditures for property, plant and equipment for each of our reportable segments are presented below:

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

	NGL Energy Partners LP		NGL Supply
	Year	Six Months	Six Months	Year
	Ended	Ended	Ended	Ended
	March 31,	March 31,	September 30,	March 31,
	2012	2011	2010	2010
	(in thousands)
Revenues:
Retail propane -
Propane sales	$175,417	$67,175	$6,128	$25,076
Distillate sales	6,547	—	—	—
Propane service and tank rental revenues	9,276	2,981	484	1,269
Propane-related parts and fittings sales	8,094	2,657	256	622
Wholesale supply and marketing -
Wholesale supply sales
Propane	916,243	477,774	243,908	649,633
Other NGLs	229,232	90,746	71,456	77,375
Affiliates	29,173	—	—	—
Storage revenues and other	2,153	1,183	959	2,368
Midstream -
Terminal fees	6,004	2,637	1,046	4,103
Other	1,868	—	—	—
Eliminations of intersegment wholesale supply sales	(73,534)	(22,921)	(7,294)	(24,940)
Total revenues	$1,310,473	$622,232	$316,943	$735,506

Gross Margin:
Retail propane -
Propane sales	$57,695	$22,431	$1,638	$9,930
Distillate sales	819	—	—	—
Propane services and tank rentals	9,276	2,981	484	1,269
Propane-related parts and fittings sales	1,402	416	(3)	165
Wholesale supply and marketing -
Wholesale supply sales	16,009	9,844	2,105	9,923
Storage revenues and other	2,153	1,183	959	2,368
Midstream	6,096	2,345	852	3,636
Total gross margin	$93,450	$39,200	$6,035	$27,291

Depreciation and Amortization:
Retail propane	$11,450	$2,887	$870	$1,726
Wholesale supply and marketing	1,500	131	98	220
Midstream	2,161	423	421	835
Total depreciation and amortization	$15,111	$3,441	$1,389	$2,781

Operating Income (Loss):
Retail propane	$9,616	$7,362	$(2,569)	$1,391
Wholesale supply and marketing	8,089	7,949	567	6,912
Midstream	1,646	1,641	298	2,695
Corporate general and administrative expenses not allocated to segments	(4,321)	(2,115)	(2,091)	(4,337)
Total operating income	$15,030	$14,837	$(3,795)	$6,661

Other items not allocated by segment:
Interest income	765	221	66	120
Interest expense	(7,620)	(2,482)	(372)	(668)
Other income (expense), net	290	103	124	(5)
Income tax (provision) benefit	(601)	—	1,417	(2,478)
Net income	$7,864	$12,679	$(2,560)	$3,630

Geographic Information for our Midstream Segment
Revenues:
United States	$7,647	$2,463	$975	$3,860
Canada	225	174	71	243
Gross margin:
United States	5,871	2,171	782	3,393
Canada	225	174	70	243
Operating income (loss):
United States	1,863	1,649	423	2,670
Canada	(217)	(8)	(125)	25

Additions to property, plant and equipment, including acquisitions (accrual basis):
Retail propane	$150,181	$41,152	$386	$2,588
Wholesale supply and marketing	3,340	290	15	102
Midstream	46,936	—	—	—
Total	$200,457	$41,442	$401	$2,690

	March 31,	March 31,
	2012	2011
	(in thousands)
Year-End Information:
Total assets:
Retail propane	$417,257	$78,566
Wholesale supply and marketing	225,396	57,507
Midstream	99,777	19,279
Corporate	6,707	8,481
Total	$749,137	$163,833

Long-lived assets, net of depreciation and amortization, including goodwill and intangibles:
Retail propane	$365,860	$58,997
Wholesale supply and marketing	82,959	4,537
Midstream	93,460	18,446
Corporate	5,468	4,363
Total	$547,747	$86,343

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

Note 16 — Transactions with Affiliates

We purchase and sell natural gas liquids to SemGroup at either index-based or negotiated prices. During the year ended March 31, 2012, sales to SemGroup totaled approximately $29.2 million and product purchases from SemGroup totaled approximately $23.8 million. In addition, we paid $0.7 million to SemGroup during the year ended March 31, 2012 for certain transition services related to our acquisition of the operations of SemStream.

Receivables from affiliates at March 31, 2012 consist of the following (in thousands):

Receivables from sales of product to SemGroup	$1,878
Other	404
$2,282

Payables to related parties at March 31, 2012 consist of the following (in thousands):

Estimated working capital settlement on Osterman combination	$3,937
Purchase of natural gas liquids from SemGroup	4,699
$8,636

Note 17 — Subsequent Events

During April and May 2012, we entered into three separate business combination agreements to acquire retail propane operations in Georgia, Kansas, Maine, and New Hampshire. On a combined basis, we paid cash of $55.2 million and issued 750,000 common units in exchange for the receipt of these assets. We expect to pay additional cash and issue additional common units once certain calculations of acquired working capital have been completed for two of the business combinations. In addition, a combined amount of approximately $1.9 million will be payable either as deferred payments on the purchase price or under non-compete agreements.

On May 18, 2012, we entered into a merger agreement with High Sierra Energy, LP, or High Sierra, and our general partner entered into a merger agreement with High Sierra Energy GP, LLC, the general partner of High Sierra.  We and our general partner will pay aggregate merger consideration of $693 million less High Sierra’s net indebtedness and unpaid transaction expenses.  High Sierra unitholders will be entitled to receive 82% of the aggregate merger consideration consisting of our common units, based on a value of $21.50 per common unit, and $100 million in cash.  The members of the general partner of High Sierra will be entitled to receive 18% of the aggregate merger consideration consisting of membership interests in our general partner, and $50 million in cash. We expect to the close the mergers in June 2012, subject to the satisfaction or waiver of certain conditions to closing, including that we have obtained financing to complete the mergers on terms reasonably acceptable to us and customary regulatory approvals.

Note 18 — Quarterly Financial Data (Unaudited)

Our summarized unaudited quarterly financial data is presented below.  The computation of net income per common and subordinated unit is done separately by quarter and year to date.  As a result, the total of net income per common and subordinated unit of the individual quarters may not equal the net income per common and subordinated unit for the year, due primarily to the income allocation between the General Partner and Limited Partners and variations in the weighted average units outstanding used in computing such amounts.

Our retail propane segment’s business is seasonal due to weather conditions in our service areas.  Propane sales to residential and commercial customers are affected by winter heating season requirements, which generally results in higher operating revenues and net income during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year.  Our wholesale supply and marketing sales and operating revenues from our midstream operations are less weather sensitive.  Additionally, the acquisitions during fiscal years 2012 and 2011 impact the comparability of the quarterly information within the year, and year to year.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2012 and 2011, and for the Year Ended March 31, 2012, the

Six Months Ended March 31, 2011 and September 30, 2010, and the

Year Ended March 31, 2010

	Year Ended March 31, 2012
	NGL Energy Partners LP
	Quarter Ended				Year Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2011	2011	2011	2012	2012
	(dollars in thousands, except unit, per unit, share, and per share data)
Total revenues	$190,845	$210,041	$470,649	$438,938	$1,310,473

Gross margin	4,872	8,587	30,859	49,132	93,450

Net income (loss)	(6,773)	(5,395)	6,090	13,942	7,864

Net income (loss) to parent equity	(6,773)	(5,395)	6,090	13,954	7,876

Earnings (loss) per unit, basic and diluted -
Common	$(0.53)	$(0.36)	$0.24	$0.47	$0.32
Subordinated	$(0.53)	$(0.36)	$0.28	$0.53	$0.58

Weighted average common units outstanding - basic and diluted	9,883,342	8,864,222	18,699,590	23,263,286	15,169,983
Weighted average subordinated outstanding units - basic and diluted	2,927,149	5,199,346	5,919,346	5,919,346	5,175,384

	NGL Supply			NGL Energy Partners LP
			Six Months			Six Months
	Quarter Ended		Ended	Quarter Ended		Ended
	June 30,	September 30,	September 30,	December 31,	March 31,	March 31,
	2010	2010	2010	2010	2011	2011
	(dollars in thousands, except unit, per unit, share, and per share data)
Net revenues	$160,292	$156,651	$316,943	$311,137	$311,095	$622,232

Gross margin	2,077	3,958	6,035	19,664	19,536	39,200

Net income (loss)	(1,443)	(1,117)	(2,560)	6,056	6,623	12,679

Net income (loss) to limited partners or parent equity	(1,414)	(1,101)	(2,515)	6,050	6,616	12,666

Earnings (loss) per common share, basic and diluted	$(72.60)	$(55.86)	$(128.46)

Earnings per common unit, basic and diluted				$0.55	$0.61	$1.16

Weighted average common shares outstanding- basic and diluted	19,711	19,711	19,711

Weighted average common units outstanding - basic and diluted				10,933,568	10,933,568	10,933,568